QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.12

        [Translation of French Original]

9077-7152 QUÉBEC INC.

AND

FOAM CREATIONS INC.

LEASE
Québec, August 17, 2005

TABLE DES MATIÈRES

1.	LEASE AND POSSESSION OF LEASED PREMISES	1
2.	DURATION OF THE LEASE	1
3.	RENT	1
4.	USE OF LEASED PREMISES	2
5.	TAXES	2
6.	USE, MAINTENANCE OF LEASED PREMISES AND OPERATION FEES	2
7.	CHANGES, REPAIRS, IMPROVEMENTS, INSTALLATIONS AND ADDITIONS	3
8.	INSURANCE	4
9.	ACCESS TO LEASED PREMISES	4
10.	DAMAGES, DESTRUCTION AND EXPROPRIATION	4
11.	POSTING	5
12.	ASSIGNMENT AND SUB-LEASE	5
13.	HYPOTHECS	5
14.	DEFAULT ET RECOURSES	6
15.	EXPIRATION OF LEASE	7
16.	ENVIRONMENT	7
17.	RIGHT OF FIRST REFUSAL	7
18.	NOTICE AND DEMAND	8
19.	MISCELLANEOUS	8

        LEASE intervene at Quebec, on August 17, 2005

BETWEEN:

        9077-7152 QUÉBEC INC., carrying out business under the corporate name of «Estpace immobilier inc.», private law legal person, incorporated pursuant to Part 1A of the Quebec Company Act, (R.S.Q. c. C-38), having its registered office at 6515 Boulevard Hamel, Québec, Province of Quebec, G2E 5W3, acting and represented to the presents by Mr. Jacques Bélanger, vice president, duly authorized by virtue of a resolution of its Board of Directors, which copy is attached to the present lease;

        (hereinafter the "Lessor")

AND:

        FOAM CREATIONS INC., private law legal person, incorporated pursuant to the Canada Business Corporations Act (R.S.C.. (1985) c. C-44), having its registered office at 1500 rue des Tanneurs. Québec, Province of Quebec, G1N 4S8, acting and represented to the presents by Mr. Andrew Reddyhoff, duly authorized by virtue of a resolution of its Board of Directors, which copy is attached to the present lease;

        (hereinafter the "Tenant")

THE PARTIES TO THE PRESENTS AGREE AS THE FOLLOWING:

1.     LEASE AND POSSESSION OF LEASED PREMISES

        1.1   The Lessor leases, by the presents, to the Tenant which accepts to lease to the Lessor, the whole under reserve of the conditions, conventions and undertakings contained in the presents, the following premises (hereinafter called "leased premises"):

  Leased Premises

        The Leased Premises are the factory and offices, as represented by Zone A of Schedule A, the whole representing a total surface area of 54, 408 square foot, calculated from inside the partitions.

        The Leased Premises consist in located in a building located at 1500 rue des Tanneurs, Québec, Province of Quebec, G1N 4S8.

        1.2   The Tenant declares that it is entirely satisfied with the leased premises, under reserve of Section 16, and accepts them in their existing condition as of the date of the presents and must take charge of the cost of all works, changes, improvements, installations or additions to the leased premises which are necessary to meet requirements.

2.     DURATION OF THE LEASE

        2.1   The term of the present lease starts as of September 1st, 2005, notwithstanding the date of its signature and will terminate at midnight on February 28, 2007, unless it is terminated earlier, according to the provisions of the presents.

3.     RENT

        3.1   The Tenant pays to the Lessor, during the whole duration of the lease, the annual sum of $326,448, by equal and consecutive installments of $27,204, representing a rent of $6/square foot, payable in advance the first day of each month of this period, the first installment being due on September 1st, 2005.

        3.2   The Tenant undertakes to pay the rent to the Lessor, starting from the first month of the lease, in Canadian currency, and notwithstanding any writing, use or custom to the contrary, without any prior request to this effect and with no deduction, reduction or compensation, whatever it be.

        3.3   Any amount due by the Tenant to the Lessor, by virtue of this lease, has to be paid by the Tenant to the Lessor at the Lessor's main business place or at any other indicated place and person by notice from the Lessor to the Tenant.

        3.4   Any amount due by the Tenant to the Lessor by virtue of this lease which is not paid, will be charged an interest until the date of the payment, which is equal to more than 2% of the preferential rate of the Lessor's financial institution, in force for its commercial loans consented in Canada in Canadian dollars.

4.     USE OF LEASED PREMISES

        4.1   As an essential condition of the present lease, it is agreed that the Tenant will use the leased premises for the purposes of carrying out its actual business in plastic transformation and manufacturing.

5.     TAXES

        5.1   The Tenant pays, during the whole duration of the lease, all taxes to which it is subject, directly to relevant fiscal authorities (other than those which it is bound to pay to the Lessor by virtue of section 6 of the presents), notably, but without limitation, taxes and special charges as well as all other impositions, contributions on their due date, and will submit the proof of said payments to the Lessor at the latest 15 days following the due date of these payments. At the expiration of the term, if applicable, the parties agree to make necessary tax adjustments in proportion of the number of days elapsed in the last fiscal year of the term. The Tenant may contest taxes at its own expenses, other than those it is obligated to pay to the Lessor according to the terms of section 6 of the presents, only after having received the prior written consent of the Lessor, which cannot refuse without reasonable reason. Moreover, it is agreed that the legal advisors, for any challenge, will first be approved by the Lessor.

        5.2   Should there be any legislation or regulation that modify the way to collect taxes that would render the Lessor responsible of their collection at the place of the Tenant, the latter will have to refund the Lessor, in the ten (10) days of a request, any amount claimed to the Lessor, and to hold it free of any charges or expenses that can incur following to such a claim.

6.     USE, MAINTENANCE OF LEASED PREMISES AND OPERATION FEES

        6.1   The Tenant will take charge of operation costs, whether it be property, school or municipal taxes, the surtax category 10 (business tax), snow clearing and maintenance, proportionally with other tenants on the basis of the surface area of leased premises with the whole leased surface area of the building.

        6.2   The Tenant undertakes to keep and maintain the leased premises in good condition of reparation and it undertakes to use it reasonably and to do, without delay and at its expenses, all repairs necessary to keep the leased premises in good condition of reparation and in perfect condition, except structural repairs.

        6.3   Should the Tenant be in default of keeping and maintaining the leased premises in good condition of reparation and in perfect condition or not conform, in a reasonable delay, according to circumstances, to written notice that will have been given by the Lessor, the latter, as well as its officers, employees, agents, contractors and other representatives, will have the right, on a prior notice of five (5) days, to enter the leased premises and to make, at the place of the Tenant and at its expenses, any repair or thing necessary, and these amounts will be added to the rent payable by the Tenant, as operation costs, the whole without prejudice of other rights and recourses of the Lessor pursuant to the presents.

        6.4   During the term, the Lessor or its employees, representatives and agents, may, from time to time, enter the leased premises during normal business hours or, in case of emergency, at any time, in order to examine the condition of repairs, the decoration as well as the order of the leased premises and equipment, fixtures, and present or future improvements, if applicable.

        6.5   Under reserve of the provisions of section 10, it is expressly understood that any loss of enjoyment of leased premises caused by the necessity to make any repair, replacement, maintenance or reconstruction, modification or improvement, or caused by their performance, either by the Lessor or the Tenant, whether it be to comply or not with the present lease, cannot constitute a ground for the annulment, the termination or the cancellation of the present lease or for a suspension or reduction of rent payable pursuant to the presents, or for any other compensation by the Tenant (except those resulting from the Lessor's negligence or fault).

7.     CHANGES, REPAIRS, IMPROVEMENTS, INSTALLATIONS AND ADDITIONS

        7.1   Any improvement to leased premises will be the Tenant's responsibility and will be made by the Tenant at its own expenses and with complete exoneration of the Lessor.

        7.2   If the Tenant wishes to make improvements, repairs or modifications to leased premises during the leased period, it must notice the Lessor and obtain its authorization to do so, which cannot be unduly refused. As to the improvements and modifications to leased premises that the Tenant desires to make, the Lessor may indicate to the Tenant its intention to demand that these improvements or modifications be removed at the termination of the lease. The repairs, changes or improvements made by the Tenant are performed by an acceptable contractor for the Lessor, but at the only expenses of the Tenant (except structural repairs), which must immediately refund to the Lessor any payment done by the latter, if applicable. The Lessor does not incur any liability for these works and for any damage that may result of their performance. The Tenant cannot remove these repairs, changes or improvements without the Lessor's consent.

        7.3   All these works are performed by approved contractors by the Lessor which may not refuse its approval without reasonable reason. This approval is granted:

             i)  Only if the contractors accept to perform the work according to reasonable regulations and directives that the Lessor may establish for time to time, and,

            ii)  Only if the contractors are holding adequate insurance policies which the Lessor is reasonably satisfied with, for the works to be performed in the leased premises and that the employees of these contractors do not cause any industrial conflict by their presence on or in the leased premises.

        7.4   The Tenant must, before the contractors' entrance in the leased premises, and that they start performing any work, obtain from contractors, architects and any other person that may benefit from a legal hypothec of the builder, a waiver to such hypothec, that these persons can or could register for works or services rendered or to be rendered, provided work force or to be provided, or for materials provided pursuant to a contract, and all these persons must consent to provide the Lessor with a waiver for all these hypothecary rights by all sub-contractors and services providers and materials having to work in the leased premises.

        7.5   All modifications, repairs, improvements and installations being part of leased premises, which cannot be removed without damaging substantially the leased premises, will become the Lessor's property and will have to be remitted by the Tenant with the leased premises upon expiration of its lease, and the Lessor will owe no compensation or indemnity to the Tenant.

        7.6   Notwithstanding the precedent sections, the Tenant must nevertheless remove at the termination of the lease, all repairs, improvements, additions or modifications that the Lessor can require on which the Lessor has indicated according to section 7.2, before remitting the leased premises to the Lessor, and the Tenant must repair immediately all the damages that may have incurred in or on the leased premises.

8.     INSURANCE

        8.1   The Tenant must, at its own expenses, during the term, maintain in force insurance policies hereinafter indicated, and which terms and conditions must be acceptable for the Lessor:

          8.1.1 An all risk insurance with supplementary covering, notably, fire risks, flowing of sprinklers and other protection devices against fire as well as risks of earthquake, collapse, flood, and damages caused by water, dripping or the vapor, for the immoveable and the moveables, equipment, stock, accessories and leased improvements located inside the building and to any property located on or in the leased premises or that are part of such premises (included the parts of any electric and plumbing mechanic system of the leased premises), in conformity to what the Lessor may reasonably demand from time to time, up to the integral replacement value (without depreciation) in each case; and

          8.1.2 A general civil liability insurance policy for the operated business in or on the leased premises, or from them since their use or occupation, and providing a limit of responsibility of at least $5,000,000.00, or according the highest limits that the Lessor may, from time to time, reasonably demand.

        8.2   The tenant must not make any act, do anything nor keep objects in the leased premises that may increase fire risks or increase the fire insurance premium, or any other insurance covering the immoveable. The Tenant must respect regulations and conform to insurers' requirements of the Lessor, or any insurers association competent in the matter for all insurances covering the immoveable or relating thereto. In no time, the Tenant may bring or keep in or on leased premises inflammable substances, except for normal purposes of its occupation of leased premises and the kind and quantity that are allowed by the Lessor's insurance policy.

        8.3   The fact that the Tenant subscribes to an insurance policy required at section 8 of the present does not limit in any way whatsoever or restraint the Tenant's responsibility pursuant to the present lease.

        8.4   The Tenant must, at all time, at the Lessor's request, provide it with certificates attesting the issuance and maintenance of all insurance policies required pursuant to the presents.

9.     ACCESS TO LEASED PREMISES

        9.1   On reasonable notice, the Tenant allows the Lessor or any other person designated by the latter to visit and inspect the leased premises during regular business hours. The Lessor may also place on the leased premises postings indicating that the leased premises are for sale or for rent, and the Lessor agrees not to displace, remove, obstruct or erase these postings.

10.   DAMAGES, DESTRUCTION AND EXPROPRIATION

        10.1 If damages or injuries caused by fire or any other disaster were attributable to the Tenant's fault or the negligence, its officers, agents or employees, the Tenant will be liable for such damages or injuries and the Lessor will repair all damages at the Tenant's expenses, the whole without prejudice of other rights and recourses of the Lessor, and subrogation rights of Lessor's insurers.

        10.2 Under reserve of any hypothecary creditor's rights toward the Lessor for leased premises and directives that any such creditor could give to the Lessor, in case of, following a fire or other cause, the leased premises would be totally destructed or rendered totally or substantially unlivable:

          10.2.1 If, in the reasonable opinion of the Lessor, it is impossible to rebuild the building in its original condition in a six (6) month delay, the lease will terminate on the day of the disaster, and the Tenant and the Lessor will determine together any sum due for the rent and any other sum due on the basis of the number of remaining days.

          10.2.2 If, in the reasonable opinion of the Lessor, it is possible to rebuild the building in its original condition within less than a six (6) month delay, the lease will remain in force and the only liability of the Tenant as to the rent will be suspended as of the day following the disaster until the day the Tenant will be able to occupy the leased premises.

        10.3 In the case of an expropriation, the conviction or the taking of possession for public or quasi-public use of leased premises, in whole or in part, by any competent authority having this power, entailing the commercial operation of the leased premises impossible, in the opinion of the Lessor, the latter may, at its choice, and must, if the leased premises are no longer available for occupation by the Tenant, terminate the lease as of the date of the taking of possession by the competent authority in giving a written notice to the Tenant at any time before this date, the whole without any liability of the Lessor toward the Tenant. The Tenant keeps nevertheless all its rights and recourses against the expropriator.

11.   POSTING

        11.1 The Tenant may set up an identification sign on the gatepost of the Lessor designed for this purpose, provided that the prior written consent of the Lessor is obtained concerning the place where such a sign will be located on the gatepost, and subject to prior approval of the Lessor as to the drawing, the content and the way it will be erected, and subject to compliance with municipal by-laws. The Tenant will compensate the Lessor and will hold it free of any loss or damage resulting from the installation or the use of such sign. At the termination of the lease, the Tenant will remove all such signs and repair damages caused by such signs or by their removal.

12.   ASSIGNMENT AND SUB-LEASE

        12.1 The Tenant has the right to sub-lease the leased premises or to assign its rights in the present lease with the prior written consent of the Lessor which will not be refused unreasonably. Notwithstanding such a sub-lease or assignment, the Tenant remains jointly and severally liable with the sub-lessee or assignee for the performance of all the sections and conditions of the present lease for the residual part of the term or the renewal.

13.   HYPOTHECS

        13.1 The Tenant will not make any action, or omit to commit an action reasonably required, nor require that any act or gesture be done that will have the effect to put the Lessor or its eligible party in default by virtue of any agreement entered into between the Lessor and any loaner of the Lessor benefiting from an hypothec on the immoveable where the leased premises are located, or any other guarantee on said immoveable.

        13.2 The Tenant acknowledges that the immoveable is affected of an hypothec and accepts the presents as a valid signification of the lease transportation and of any rent relating to the lease in favor of the loaner pursuant to the Deed of Hypothec. Nevertheless, the Tenant will continue to pay the rent to the Lessor, as prescribed in the present lease until the Tenant is duly noticed by the loaner to pay it the rent or to any other person it designates.

        13.3 The Tenant accepts to comply with all directives of the hypothecary loaner of the Lessor, concerning the payment of the rent and other obligations of the Tenant by virtue of this lease.

        13.4 In order to guarantee the performance of all and each of its obligations by virtue of the presents, the Lessor waives a moveable hypothec without delivery of second rank for a value which equals the rent and the operation costs for the first year of the lease. The Tenant undertakes to sign any document and to behave and pose any action, in order to give full effect to the presents.

14.   DEFAULT ET RECOURSES

        14.1 The Tenant is in default by virtue of the presents in each of the following cases:

          14.1.1 If the Tenant does not pay on time any due and exigible amount by virtue of the presents;

          14.1.2 If the Tenant becomes insolvent or assigns generally its properties for the benefit of its creditors; if the Tenant becomes bankrupt, is liquidated or takes advantage of any legislation pertaining to insolvency or bankruptcy, or attempts to do so; if a receiver, trustee, manager, fiduciary or a guardian, is nominated to properties of the Tenant or for any part of them;

          14.1.3 If the properties of the Tenant are transferred, transmitted or otherwise given to any other person or a corporation through application of the law, of if there is a change (other than a devolution following death) in the shareholders of the Tenant, and if after such change, the holding of more than 50% of the votes attached to shares of the capital stock of the Tenant belongs to other persons then those who detain them presently, except if the Lessor has previously consented to such a change, which consent cannot be refused neither retained unduly;

          14.1.4 If the Tenant is in default to respect any of its other undertakings or any other obligations or conditions of the lease;

          14.1.5 If during the term, properties or moveable effects located on or in the leased premises are distressed, garnished by any Tenant's creditor, after a judgment rendered against the Tenant, or if a final process writ is issued against the Tenant's properties or against the present lease unless the Tenant contests in good faith and in the delays prescribed by law, said process or seizure (as much as the Tenant provides the Lessor with a banking guarantee letter or a guarantee issued by a suretyship company acceptable for the Lessor, guaranteeing the payment of the claimed amount); or

          14.1.6 If the Tenant is in default to carry out its business in the leased premises on an uninterrupted way or if it does not occupy the leased premises.

        14.2 Under reserve of the above-mentioned defaults provided for in sub-paragraphs 15.1.2 where the cancellation of the lease is automatic, should there be any default from the Tenant, as defined at section 15, the Lessor may give the Tenant a written notice of its intention to terminate the lease and the duration of the lease will terminate as of i) the 10th day following the reception of this notice in the case of violation of any provisions relating to the payment of a sum of money pursuant to this lease or ii) the 15th day following the reception of said notice in any other case of default, this cancellation having the same effect as if it would be the fixed date for expiration of the duration of the lease, the whole without necessity of any legal procedure, under reserve, in all cases, of the obligation of the Tenant to pay to the Lessor all the amounts that are overdue and all damages resulting from its default.

        14.3 In all cases, the Tenant may, but according to the delays provided for in the precedent paragraph, remedy to its default, after the notice has been given by the Lessor.

        14.4 If there a cancellation of the lease pursuant to the provisions of the present section 15, the Tenant must remit immediately the leased premises to the Lessor and the latter, its mandatories and employees may immediately or at any time after, enter the leased premises and evict the Tenant as well as any other person or property therein.

        14.5 No tolerance or omission of either party toward the other relating to a default of the other party concerning obligations provided for in the presents, can be considered as a waiver to the rights of the Lessor or the Tenant pursuant to the present, concerning this default or any subsequent default, and it does not affect nor modify, of any way whatsoever, the rights of the Lessor or of the Tenant in the present relating to this subsequent default; moreover, no waiver can be inferred from an action or an omission of the Lessor or the Tenant, except if such waiver is expressed in writing.

        14.6 The mention in the present lease of a particular recourse of a party relating to a default of the other party does not prevent this party from using another recourse relating to this default, whether it be in conformity to the present lease or pursuant to the law. No recourse excludes another recourse, neither depends on another recourse, and any party will be able, from time to time, to exercise its recourse independently or jointly, these recourses being cumulative and non-alternative.

15.   EXPIRATION OF LEASE

        15.1 The present lease will terminate as of right and without prior notice at the end of the duration of the present lease and the occupation of the leased premises after this date by the Tenant will not have the effect to prorogate the lease nor renew the lease for any period of time by tacit renewal or otherwise. During the whole duration of the occupation after the expiration of the lease, the minimum rent applicable will be a monthly minimum rent of 50% higher than the last payable minimum rent (calculated on a monthly basis) pursuing to the lease, and the other conditions of the lease will remain unchanged.

        The Lessor will be entitled, without prior notice to the Tenant and without any legal recourse, to take possession of the premises, change locks, warehouse, at the Tenant's expenses, the properties which will have been left in the leased premises.

16.   ENVIRONMENT

        The Lessor guarantees to the Tenant that the immoveable is and will be in compliance, at all times, with laws and regulations, orders in council, codes, directives, norms, orders of any federal, provincial and municipal authorities having jurisdiction on environmental-related matters.

        The Tenant is liable for the pollution emanating from its operations and the Lessor will remain liable of all past pollutions, except those of the Tenant.

17.   RIGHT OF FIRST REFUSAL

        The Tenant will have a right of first refusal during the period of the present lease, any period of renewal and any period of occupation authorized after the expiration of the lease for the adjoining area of the leased premises comprising approximately 23,216 square feet of rental area, being Zone B of Schedule A (additional area).

        If the Lessor receives from a third person a serious leasing offer for a lease which it is prepared to accept for the additional area, then the Lessor, before reaching a leasing transaction with the third person, will have to offer to the Tenant, in writing, to lease at the additional area. The leasing terms and conditions for the additional area will be the same as those stipulated in the present lease.

        The Tenant will have to notice the Lessor in writing if it decides to exercise or not its right of first refusal in the five (5) days following the reception of the Lessor's offer. If the Tenant decides to lease the additional area, the parties will sign an amendment to the present lease in the 30 days following the notice to the Tenant. If the Tenant decides not to exercise its right or neglects to respond to the Lessor in the prescribed delay, the Lessor will be entitled to accept the third person's offer. The right of first refusal conferred upon the Tenant will nevertheless continue to have full effect with regards to the whole or a part of the additional area available for the leasing.

18.   NOTICE AND DEMAND

        18.1 Any notice that has to be given in writing will be considered legally given if it is delivered personally to the recipient or sent by certified mail, or transmitted by electronic means (in such a case any notice electronically transmitted will have to be confirmed in writing, sent by certified mail or served personally), to the following addresses:

          18.1.1 in the case of a notice intended for the Lessor, as follows:

      9077-7152 QUÉBEC INC.
      6515 boul. Hamel
      Québec, Québec
      G2E 5W3

      To the attention of: Mr. Jacques Bélanger

          18.1.2 in the case of a notice intended for the Tenant, as follows:

      Foam Créations
      1500 rue des Tanneurs
      Québec, Québec
      G1N 4S8

      To the attention of: Mr. Andrew Reddyhoff

19.   MISCELLANEOUS

        19.1 This lease will bind the successors and eligible party of the Lessor as well as those of the Tenant.

        19.2 The present lease contains all undertakings and obligations and reciprocal obligations of the parties concerning the leasing of leased premises and cancels, for all legal purposes, any representations, negotiations or prior agreements, of any nature whatsoever.

        19.3 The Lessor will not be liable of any default to respect the obligations by virtue of the presents of for any damage or loss caused to the Tenant, if this default, damage or loss is caused by an Act of God, a force majeure, or by circumstance or fact attributable to the Tenant or any emergency or cause out of the Lessor's control.

        19.4 This lease will have to be construed according to the laws of the Province of Quebec.

        19.5 Under reserve of any provision of this lease stipulating expressly the contrary, any amount payable by the Tenant to the Lessor by virtue of the lease, except the rent, will constitute an additional rent et will be recoverable as such.

        19.6 If, for any other reason, any provision, obligation or condition of the present lease or its application to any person, business, corporation or circumstance is, in any measure, deemed to be or becomes invalid, inapplicable or illegal, then this provision, obligation or condition is deemed to be independent from the remaining part of the present lease and divisible from the latter. Its invalidity, inapplicability or illegality will not affect nor diminish, invalidate the remaining part of the present lease or any other part of the latter and said remaining part of the present lease that will not have been affected or invalidated, will continue to be applicable and enforceable in the greater measure permitted by law against any person, business or corporation or at any circumstance other than those according to which it will be deemed to be or to have become invalid, inapplicable or illegal.

        19.7 The headings, sub-titles, section numbers, paragraph numbers, sub-paragraph numbers as well as the table of contents of the present lease are inserted only for reference purposes and, in no way, they will definite, limit, construe or describe the scope and the intention of the parties to the present lease, and do not affect the present lease.

        19.8 Les parties aux présentes reconnaissent et déclarent que la présente entente a été rédigée dans la langue française à leur demande expresse; The parties hereto acknowledge that this Agreement has been drawn up in French at their express and specific request.

        IN WITNESS THEREOF, the parties have signed the present lease at the place and at the date at first indicated.

LESSOR
By:	/s/ JACQUES BÉLANGER

TENANT
By:	/s/ ANDREW REDDYHOFF

QuickLinks

  EXHIBIT 10.12
9077-7152 QUÉBEC INC. AND FOAM CREATIONS INC.
TABLE DES MATIÈRES